Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
Kelly Masuda, Investor Contact (310) 893-7434 or kmasuda@kbhome.com Heather Reeves, Media Contact (310) 231-4142 or hreeves-x@kbhome.com
KB HOME AMENDS RIGHTS PLAN AND ADOPTS
SUCCESSOR RIGHTS PLAN TO PRESERVE THE LONG-TERM VALUE OF ITS NET
DEFERRED TAX ASSETS
LOS ANGELES (January 22, 2009) — KB Home (NYSE:KBH) announced today that its board of directors adopted an amendment to its stockholder rights plan and a successor rights plan that are intended to preserve the long-term value of the Company’s net deferred tax assets. KB Home has net deferred tax assets of approximately $880 million that it believes could be used to potentially offset the income tax expense on approximately $2.2 billion of future taxable income for a 20-year period.
KB Home’s ability to use its net deferred tax assets could be substantially reduced in the event of an “ownership change” under Section 382 of the Internal Revenue Code. An “ownership change” would occur if stockholders that own (or are deemed to own) at least 5% or more of KB Home’s outstanding stock increase their cumulative ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.
The amendment is intended to reduce the likelihood of an “ownership change” by reducing the ownership threshold for exercising the rights issued under the stockholder rights plan from 15% to 4.9% of the outstanding common stock. The successor rights plan has substantially similar terms and will take effect when the rights under the existing plan expire on March 5, 2009. The Company intends to seek stockholder approval of the successor rights plan, which will expire on March 5, 2010 if not approved by stockholders before that date.
“After careful consideration, our board of directors has determined that it is in the best interests of the Company and our stockholders to modify our stockholder rights plan at this time, and to extend its protection of our net deferred tax assets by adopting a successor rights plan,” said Jeffrey Mezger, president and chief executive officer.

“Our net deferred tax assets represent a substantial potential benefit that can be realized as future income is generated. We are taking this step to preserve the long-term value of our net deferred tax assets.”
Additional information regarding the board of director’s actions will be provided in a Current Report on Form 8-K and in Registration Statements on Form 8-A that KB Home will file with the Securities and Exchange Commission. Those filings will be available on KB Home’s investor relations website and on the SEC’s website at www.sec.gov.
About KB Home
KB Home, one of the nation’s leading homebuilders, has delivered hundreds of thousands of quality homes for families since its founding in 1957. The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®. The Company trades under the ticker symbol “KBH,” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional asset impairments or abandonment charges and operating losses, including an oversupply of unsold homes and declining home prices, among other things; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government actions and regulations directed at or affecting the housing market, the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates) and homebuilding markets; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access our available capacity under our unsecured revolving credit facility; our ability to use the net deferred tax assets we have generated; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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